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                                                                    Exhibit 10.7

May 3, 2002



Len Eisenstein
4961 Densmore Ave.
Encino, CA 91436

Dear Len:

I am pleased to offer you the position of Vice President of Worldwide Sales, with Larscom Incorporated. In this position you will report directly to me, and your annual base salary will be $190,000, payable $7307.69 biweekly.

For the year 2002, you will be eligible for a sales commission with a target equal to $100,000 on an annualized basis, payable monthly based on invoiced revenue shipments. For calculational purposes, the commission will be calculated as 0.263% of the invoiced revenue shipments during the period of your employment up to a total of ***** million in sales for the year and 0.35% for invoiced revenue shipments greater than this limit. The ***** million break-point includes sales for the entire year, including the period prior to your hiring date.

You will be eligible to participate in Larscom's Incentive Stock Option Program. I am pleased to offer you 150,000 new hire stock option shares, subject to board approval. The option price will be the Fair Market Value on the day the allocation is approved by the Board of Directors. 1/6th of these options will vest at 6 months and 1/36th per month thereafter, so as to fully vest in 3 years.

Larscom will also provide relocation assistance as described in the attached Relocation Assistance Policy. As we discussed, the period of assistance for either the purchase or sale of a home will not be limited to 90 days, as described in the policy, but will be extended for a period mutually agreed to. In addition, relocation of two cars will be provided for. Should you leave Larscom voluntarily within 12 months of your start date, you will be responsible for reimbursing Larscom for your relocation expenses.

As a full time employee of Larscom, you will also become eligible to participate in a number of the company sponsored benefits. Most of the benefits are effective on your date of hire. The enclosed packet contains descriptions of the benefits. Please read through the information and be prepared to enroll on your date of hire. In addition, you will be eligible for a car allowance of $800 per month. If you have any questions about your benefits, please feel free to contact Lawrence Coburn in our Human Resources Office (408) 941-4170.

Confidential treatment has been requested for portions of this exhibit. The copy herewith omits the information subject to the confidentially request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

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Len Eisenstein Offer Letter
Page 2
May 3, 2002


Employment with Larscom is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations, which may be made to you, are superseded by this offer.

Upon acceptance of employment, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by myself as President of the company.

This employment offer is contingent on signing the Proprietary Information and Inventions Agreement, providing the Company with the required legal proof of your identity and authorization to work in the United States within three (3) working days from hire date, and satisfactory completion of a drug screen test and a background investigation.

A copy of the letter has also been included for your files. If not accepted, this offer will expire on Wednesday, May 8, 2002.

I am looking forward to your joining us as we enter an exciting and potentially rewarding growth period. Upon acceptance of this offer, please designate a convenient start date.

Sincerely,

/s/ Daniel Scharre
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Daniel Scharre
President and CEO


I accept this offer.


/s/ Len Eisenstein
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Len Eisenstein         Date: 5/9/02


My start date will be:     5/29/02
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